March 25, 2022
Tidal ETF Trust
898 N. Broadway, Suite 2
Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated December 21, 2018 regarding the sale of an unlimited number of shares of beneficial interest of the National Investment Services Ultra-Short Duration Enhanced Income ETF (f/k/a Aware Ultra-Short Duration Enhanced Income ETF), a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Godfrey & Kahn, S.C.
GODFREY & KAHN, S.C.